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                                                                  EXHIBIT 99.1

            [Integrated Measurement Systems Letterhead]

                                                                 PRESS RELEASE



For more information, contact:

Financial:     Sar Ramadan                     Investor Relations: Ron Lagraff
               Chief Financial Officer                     Assistant Treasurer
               (503) 626-7117                                   (503) 526-5102


FOR IMMEDIATE RELEASE

      INTEGRATED MEASUREMENT SYSTEMS, INC. ADOPTS SHAREHOLDER RIGHTS PLAN

     BEAVERTON, OR -March 25, 1998- The Board of Directors of Integrated Measurement Systems, Inc. (NASDAQ: IMSC) today adopted a Shareholder Rights Plan to assist its shareholders in realizing fair value and equal treatment in the event of any attempted takeover of the Company and to protect the Company and its shareholders against coercive takeover tactics.

     Under the Shareholder Rights Plan, a dividend of one Share Purchase Right is being declared for each share of Common Stock outstanding at the close of business on April 17, 1998. No separate certificates evidencing the Rights will be issued unless and until they become exercisable.

     The Rights generally will not be exercisable until a person or group acquires 20% or more of the Common Stock of the Company in a transaction that is not approved in advance by the Board of Directors. In that event, each Right will entitle the holder, other than the unapproved acquiror, to buy Common Stock of the Company at 50% of its market value for the Right's then current exercise price (initially $70, subject to adjustment). In addition, if the Rights were triggered by such a non-approved acquisition and the Company were thereafter to be acquired in a merger in which all shareholders were not treated alike, shareholders with unexercised Rights would be entitled to purchase common stock of the acquiror with a value of twice the exercise price of the Rights.

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     The Company's Board of Directors may redeem the Rights for a nominal amount at any time prior to an event that causes the Rights to become exercisable. The Rights will expire on March 25, 2008.

     The Rights Plan includes grandfathering provisions that exempt Cadence Design Systems, Inc. ("Cadence") at its current level of Common Stock ownership (presently approximately 37%) and further permit Cadence and its subsidiaries to acquire up to an additional 7.5% of the then outstanding IMS shares without triggering the Rights. Thus, based on its current level of ownership, Cadence may acquire up to an approximate 44.5% ownership interest in Company Common Stock without triggering the Rights. However, dispositions of its existing shares will reduce Cadence's maximum permissible level of ownership share-for-share. In addition, the grandfathering provisions terminate upon Cadence's ownership first falling below 20% of the Company's Common Stock.

     The Company and Cadence also amended and restated the Shareholder Agreement that was entered into in connection with the Company's initial public offering in 1995, when Cadence owned 100% of the Company's Common Stock. The Amended and Restated Shareholder Agreement replaces prior covenants generally related to voting on significant corporate events with voting provisions whereby Cadence agrees not to vote any of its shares in favor of redemption of the Shareholder Rights Plan, any slate of directors intending to redeem the Shareholder Rights Plan or any transaction that would trigger the Plan. On other matters, Cadence may vote the shares it currently owns in its discretion and has agreed to vote any new shares it acquires after the date of the Amended and Restated Shareholder Agreement in accordance with the recommendation of the IMS Board. The new agreement also eliminates certain restrictions contained in the prior agreement with respect to private sales by Cadence of 10% or more the outstanding shares of IMS.

     Also in connection with its adoption of the Shareholder Rights Plan, the Board of Directors has amended the Company's Restated Bylaws to opt out of Oregon's Control Share Statute. The Statute provides that an acquiring person is prohibited from voting shares of an Oregon corporation acquired in a control share acquisition unless and until the shareholders, at a special meeting demanded by the acquiring person, vote to restore voting rights by a majority of the outstanding shares, excluding the control shares and certain other shares. A control share acquisition is one that causes the total voting power of the acquiring person to exceed one-fifth, one-third or one-half of the total voting power of all the voting shares without the prior approval of the issuing company's board of directors. The Board opted out of the Statute because it determined that the Shareholder Rights Plan offers greater protection to the Company's shareholders against substantial share acquisitions that are not approved by the Board in advance.

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                                       # # #

Integrated Measurement Systems, Inc. (IMS) is the worldwide leader in Engineering Test Stations and Virtual Test Software, providing cost-effective solutions to reduce the time required to test and verify complex electronic circuits. For the past four years, IMS was ranked in the 10 BEST quality Supplier of Test and Material Handling Equipment in the VLSI Research Customer Survey. IMS is listed on the NASDAQ National Market under the symbol IMSC. For more information, contact IMS at 9525 S.W. Gemini Drive, Beaverton, Oregon 97008. Telephone: (503)626-7117 or (800)879-7117. Or visit our Web
Site: www.ims.com.

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